Exhibit 99

January 28, 2011

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Charles W. Maness, Jr., Executive Vice President & CFO, (540) 278-1702

HomeTown Bankshares Corporation Reports 2010

Financial Results and Operating Performance

Roanoke, Va. – HomeTown Bankshares Corporation, the parent company of HomeTown Bank, reported a net loss of $1.77 million for the 4th quarter of 2010 and a net loss for the year ended December 31, 2010 of $3.9 million. This compared to net income of $196 thousand for the fourth quarter of 2009 and net income of $496 thousand for the year ended December 31, 2009. After accumulated dividends on preferred stock of $151 thousand in the fourth quarter and $602 thousand for the year ended December 31, 2010, the Company had a net loss available to common shareholders of $.59 per share for the quarter and $1.38 per share for the year ended December 31, 2010, compared with net income of $.01 per share and $.10 per share, respectively, for the same periods in 2009.

“The loss incurred for the year was due to an increase in the Company’s allowance for loan losses during 2010 as we have aggressively pursued and recognized problem loans that persisted due to difficult economic conditions,” stated Susan K. Still, President and CEO. “Our core earnings and net interest margin have continued to increase each quarter for the past eight consecutive quarters,” she continued. “We feel that our aggressive reserve level, our diligence in managing problem assets, and our ongoing improvement in core earnings will positively position HomeTown Bank for improving market conditions,” stated President Still.

Core earnings increased 159% to $2.75 million during 2010, up from $1.06 million in 2009 due to an improved net interest margin throughout the year, growth in both the loan and investment portfolio, and an increase in non-interest income. Core earnings represent net income before income taxes, securities gains and losses and any provision for loan losses or other real estate owned. Core earnings also demonstrate that the basic or core engine of the bank is functioning well and producing revenue.

Net Interest Income increased 34% to $10.7 million for the twelve months ended December 31, 2010 vs. $8.0 million in net interest income thru December 31, 2009. A steady increase in interest income from loans and investments as well as continued improvement in funding costs for the eighth consecutive quarter also resulted in a higher net interest margin of 3.33% in the 4th quarter of 2010 vs. 3.10% in the 4th quarter of 2009.

Balance Sheet

Total assets were $353 million at December 31, 2010, an increase of $15 million or 4.5% annually since the end of 2009. Total loans increased $11.4 million during 2010 and amounted to $264 million at December 31, 2010, an increase of 4.5% since December 31, 2009. Total deposits increased $29 million to $300 million at the end of 2010, representing a 10.6% increase from December 31, 2009.

HomeTown Bankshares’ risk-based and tangible capital ratios continued to remain above regulatory standards for well-capitalized banks.

Asset Quality

Due primarily to the $1.3 million write-down of two non-accrual loans during the 4th quarter of 2010, the level of nonperforming loans decreased to $3.7 million at December 31, 2010 or 1.40% of total loans vs. 2.36% of loans at the end of the previous quarter and 1.77% at December 31, 2009. Net Charge-offs totaled $4.1 million for the twelve months ending December 31, 2010, including $1.3 million in the 4th quarter of 2010 vs. $725 thousand in net charge-offs for 2009.

Other real estate owned properties, in the process of sale, totaled $2.98 million at December 31, 2010, up from $2.35 million in the prior quarter and $707 thousand at December 31, 2009. Non-Performing Assets totaled $6.7 million or 1.89% of total assets vs. 2.11% at September 30, 2010 and 1.54% at December 31, 2009.

The Company’s provision for loan losses was $6.5 million for the twelve months ended December 31, 2010, including $2.3 million for the 4th quarter. This compares to $725 thousand and $339 thousand, respectively, for the same periods of 2009. The allowance for loan losses totaled $5.2 million or 1.98% of loans at December 31, 2010 vs. $2.9 million and 1.13%, respectively, at December 31, 2009.

HomeTown Bankshares, through its subsidiary HomeTown Bank, offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

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